Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 215.564.8000 www.stradley.com

April 29, 2021

Board of Trustees of Allianz Variable Insurance Products Trust

5701 Golden Hills Drive

Minneapolis, MN 55416-1297

Subject:	Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A relating to Allianz Variable Insurance Products Trust, a Delaware statutory trust File Nos. 333-83423; 811-09491

Ladies and Gentlemen:

We have acted as counsel to Allianz Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), including its series, AZL T. Rowe Price Capital Appreciation Fund, AZL Enhanced Bond Index Fund, AZL Gateway Fund, AZL Fidelity Institutional Asset Management Multi-Strategy Fund, AZL MetWest Total Return Bond Fund, AZL MSCI Emerging Markets Equity Index Fund, AZL S&P 500 Index Fund, AZL Small Cap Stock Index Fund, AZL Mid Cap Index Fund, AZL International Index Fund, AZL Russell 1000 Value Index Fund, AZL Russell 1000 Growth Index Fund, AZL Fidelity Institutional Asset Management Total Bond Fund, AZL Moderate Index Strategy Fund, AZL Government Money Market Fund, AZL MSCI Global Equity Index Fund, AZL DFA U.S. Core Equity Index Fund, AZL DFA U.S. Small Cap Fund, AZL DFA International Core Equity Fund and AZL DFA Five-Year Global Fixed Income Fund (together, the “Funds”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 72 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 73 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Agreement and Declaration of Trust, By-Laws and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.	The shares of the Funds have been, and will continue to be, issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the

Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Funds.

2.

The Funds’ shares will be issued against payment therefor as described in the Funds’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of each Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP